ISSN 1718-8369	Exhibit (99.6)

Volume 2, number 5	October 25, 2007

AS AT AUGUST 31, 2007

August 2007 highlights

☐    The consolidated budgetary balance for the purposes of the Balanced Budget Act for August 2007 shows revenue running ahead of expenditure by $177 million.

☐    Budgetary revenue amounts to $4.6 billion, an increase of $196 million compared to last year. Own-source revenue stands at $3.5 billion, while federal transfers amount to $1.1 billion.

☐    Program spending is up by $453 million compared to August 2006 and stands at $3.9 billion. This increase is attributable in particular to the rise in spending relating to the health and social services network.

☐    Debt service stands at $574 million, comparable to last year’s amount.

☐    The net results of the Generations Fund amount to $22 million.

	August		April to August		2007-2008 Budget
						Growth
	2006[1]	2007	2006-2007[1]	2007-2008	2007-2008%

BUDGETARY REVENUE
Own-source revenue	3 499	3 490	19 300	19 796	47 953	- 2.7
Federal transfers	890	1 095	4 510	5 445	13 174	19.6
Total	4 389	4 585	23 810	25 241	61 127	1.4
BUDGETARY EXPENDITURE
Program spending	- 3 434	- 3 887	- 22 056	- 23 149	- 53 913	4.1
Debt service	- 575	- 574	- 2 882	- 2 888	- 7 244	4.0
Total	- 4 009	- 4 461	- 24 938	- 26 037	- 61 157	4.1
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	19	53	163	47	30	—
Additional deposit in the Generations Fund	—	—	—	—	- 200	—
Use of part of the budgetary reserve	—	—	—	—	200	—
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	399	177	- 965	- 749	0	—
Net results of the Generations Fund[2]	—	22	—	131	653	—
CONSOLIDATED BUDGETARY BALANCE	399	199	- 965	- 618	653	—

1              Some comparative figures for 2006-2007 have been reclassified for consistency with the presentation adopted in 2007-2008.

2              The Generations Fund began operations on January 1, 2007.

Cumulative results as at August 31, 2007

Budgetary balance

☐            For the first five months of the year, consistent with the historical trend, the cumulative results show revenue running behind expenditure.

☐            For the period from April to August 2007, the consolidated budgetary balance for the purposes of the Balanced Budget Act shows expenditure exceeding revenue by $749 million. This is an improvement of $216 million compared to last year’s results.

Budgetary revenue

☐            Budgetary revenue since the beginning of the year amounts to $25.2 billion, an increase of $1.4 billion compared to the same period last year.

☐            Own-source revenue stands at $19.8 billion, $496 million more than as at August 31, 2006. This improvement is attributable in particular to the robust economy, resulting in increased revenue from personal income tax and the sales tax.

☐            Federal transfers amount to $5.4 billion for the first five months of the current fiscal year, an increase of $935 million compared to the same period in 2006-2007.

Budgetary expenditure

☐            As at August 31, 2007, budgetary expenditure amounts to $26.0 billion, an increase of $1.1 billion compared to last year.

☐            Program spending is up by $1.1 billion compared to last year and stands at $23.1 billion. The most significant changes are in the health and social services ($505 million) and education and culture ($393 million) missions.

☐            Debt service amounts to $2.9 billion, comparable to the amount as at August 31, 2006.

Generations Fund

☐            The net results of the Generations Fund amount to $131 million.

Net financial requirements

☐            For the period from April to August 2007, net financial requirements stand at $2.1 billion, a decline of $993 million compared to last year.

☐            This reduction is attributable to the $347-million improvement in the budgetary balance and a decline in non-budgetary requirements of $646 million.

—           The substantial decline in non-budgetary requirements is attributable in particular to the fact that last year, requirements were higher because the exceptional earnings of Hydro-Québec arising chiefly from the sale of its interest in Transelec Chile had not yet been paid to the government in the form of dividends.

	August			April to August
	2006	2007	Changes	2006-2007	2007-2008	Changes

BUDGETARY REVENUE
Own-source revenue	3 499	3 490	- 9	19 300	19 796	496
Federal transfers	890	1 095	205	4 510	5 445	935
Total	4 389	4 585	196	23 810	25 241	1 431
BUDGETARY EXPENDITURE
Program spending	- 3 434	- 3 887	- 453	- 22 056	- 23 149	- 1 093
Debt service	- 575	- 574	1	- 2 882	- 2 888	- 6
Total	- 4 009	- 4 461	- 452	- 24 938	- 26 037	- 1 099
NET RESULTS OF CONSOLIDATED ORGANIZATIONS	19	53	34	163	47	- 116
CONSOLIDATED BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	399	177	- 222	- 965	- 749	216
Net results of the Generations Fund	––	22	22	––	131	131
CONSOLIDATED BUDGETARY BALANCE	399	199	- 200	- 965	- 618	347
Consolidated non-budgetary surplus (requirements)	- 330	- 31	299	- 2 078	- 1 432	646
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	69	168	99	- 3 043	- 2 050	993

	August			April to August
			Changes			Changes
Revenue by source	2006	2007	%	2006-2007	2007-2008%
BUDGETARY REVENUE

Own-source revenue excluding
government enterprises
Income and property taxes
Personal income tax	1 311	1 306	- 0.4	6 542	7 382	12.8
Contributions to Health Services Fund	358	392	9.5	2 157	2 207	2.3
Corporate taxes	283	296	4.6	1 702	1 810	6.3
Consumption taxes	1 036	1 014	- 2.1	5 240	5 425	3.5
Other sources	166	189	13.9	1 013	1 210	19.4
Total	3 154	3 197	1.4	16 654	18 034	8.3
Revenue from government enterprises	345	293	- 15.1	2 646	1 762	- 33.4
Total own-source revenue	3 499	3 490	- 0.3	19 300	19 796	2.6
Federal transfers
Equalization	467	596	27.6	2 272	2 983	31.3
Health transfers	301	308	2.3	1 502	1 541	2.6
Transfers for post-secondary education
and other social programs	87	114	31.0	434	571	31.6

Other programs	35	77	––	302	350	15.9
Total federal transfers	890	1 095	23.0	4 510	5 445	20.7
TOTAL BUDGETARY REVENUE	4 389	4 585	4.5	23 810	25 241	6.0

	August			April to August
			Changes			Changes
Expenditures by mission	2006	2007	%	2006-2007	2007-2008%
BUDGETARY EXPENDITURE

Program spending
Health and Social Services	1 729	1 994	15.3	9 374	9 879	5.4
Education and Culture	599	657	9.7	6 029	6 422	6.5
Economy and Environment	362	476	31.5	2 596	2 751	6.0
Support for Individuals and Families	412	473	14.8	2 153	2 228	3.5
Administration and Justice	332	287	- 13.6	1 904	1 869	- 1.8
Total program spending	3 434	3 887	13.2	22 056	23 149	5.0
Debt service	575	574	- 0.2	2 882	2 888	0.2
TOTAL BUDGETARY EXPENDITURE	4 009	4 461	11.3	24 938	26 037	4.4

For technical information concerning this monthly report, please contact Mario Albert at (418) 691-2225.

This publication is also available on the web at: www.finances.gouv.qc.ca.